EXHIBIT 99.2

June 30, 2016	QUARTERLY REPORT

Dear Shareholder:

In March of last year, I joined a high-performing banking company with a Board and management team focused on maintaining C&N’s earnings performance while expanding its capacity for growth. Earnings remain strong relative to our peers in the industry, although they are lower for the second quarter and first six months of this year as compared to last year. However, these results include substantial investments in future capacity that support our growth objectives.

Earnings were $.61 per share for the six months ended June 30, 2016 as compared to $.67 in the first six months of 2015. Second quarter 2016 earnings per share were $0.32 in comparison to $0.36 for the second quarter 2015. Return on average assets (ROAA) for the six months ended June 30, 2016 was 1.22% and return on average equity (ROAE) was 7.94%. Our ROAA remains very healthy by industry standards. The Federal Reserve’s “Bank Holding Company Performance Report March 31, 2016” shows that C&N’s ROAA for the first quarter 2016 of 1.18% (slightly lower than the year-to-date level) represented performance in the 82nd percentile for U.S. bank holding companies with consolidated assets between $1 billion and $3 billion. Our ROAE reflects very high levels of equity capital as a percentage of assets relative to our peers which provides C&N with a platform for growth. One of our ongoing priorities is to identify and execute on opportunities to more effectively leverage our capital without taking undue risks.

For the first six months of 2016, net interest income was $72,000, or 0.4%, higher than the comparable total for the first six months of 2015. The net interest margin was 3.79%, which was 0.08% higher than the margin for the first six months of 2015. The improvement in the margin reflected a lower cost of borrowed funds and a more favorable mix of earning assets. Average total loans outstanding were higher by $73.9 million (11.7%) in the first six months of 2016 as compared to the first six months of 2015, while average total available-for-sale securities were lower by $97.2 million. Loan growth, our initial priority, included substantial increases in residential mortgage and commercial loans outstanding. The average balance of earning assets fell $25.1 million, reflecting a reduction in funding available for investment, as average total deposits decreased $17.0 million (1.7%).

The provision for loan losses for the six months ended June 30, 2016 exceeded the corresponding amount for the first six months of 2015 by $462,000. The provision in 2016 included the impact of increasing the allowance for loan losses for the continued effects of loan growth and slight increases in net charge-off experience and qualitative factors used in determining the collectively evaluated portion of the allowance.

Noninterest revenue increased $78,000 (1.0%) in the first six months of 2016 as compared to the total for the first six months of 2015. Net gains from sales of loans increased $133,000, or 40.3%, reflecting higher volume of sales. Other operating income increased $99,000, mainly due to an increase in revenue from redemption of tax credits. Brokerage revenue decreased $72,000, as the volume of sales of annuities declined.

In the first six months of 2016, realized gains from securities totaled $505,000, including gains from sales of bank stocks of $277,000. In the first six months of 2015, C&N generated gains from sales of securities totaling $1,006,000, including gains from sales of bank stocks of $476,000, and also incurred a loss of $910,000 from a prepayment of principal on a borrowing.

Noninterest expenses, excluding loss on prepayment of borrowings, in the first six months of 2016 exceeded the amount for the first six months of 2015 by $1,110,000 (6.7%). Salaries and wages expense increased $710,000 (10.0%). Several new positions were established in the latter portion of 2015 and early 2016, including new positions established for lending, lending support, information technology, training, human resources and marketing functions. Professional fees expense increased $275,000, including increases related to employee sales and service training, information technology, marketing and outsourced commercial loan credit review.

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In summary, revenues for the first six months of 2016 were essentially flat as compared to 2015, while expenses were up. I am confident that the benefits to C&N from the activities driving expense increases this year will be significant, particularly in the areas of lending, information technology and marketing. These investments position us for revenue and productivity enhancements over the next few years.

C&N’s strong capital position continues to support shareholder value through cash dividends and stock repurchases. Dividends were $.26 per share in each of the first two quarters of 2016, consistent with the levels in the previous year, producing an annualized yield of 5.14% based on the June 30, 2016 closing market price of $20.22. In the second quarter 2016, we completed the repurchase of 622,500 shares authorized by the Board of Directors under the program announced in July 2014. In April 2016, the Board announced a new common stock repurchase program for the acquisition of up to 600,000 shares. There were no repurchases of stock under the new program in the second quarter 2016.

In addition to pushing for strong financial performance, C&N’s vision and values drive us to give back to the communities we serve and have fun along the way. On June 27th, we reestablished the C&N Charity Classic. The Classic, which included a golf tournament, dinner, and prizes was a wonderful success! We saw many smiles and heard a lot of laughter from our clients, vendors, employees and other friends who participated and helped us raise more than $10,000 to benefit Volunteer First Responders throughout our market area. Our entire Team would like to again say “thank you” to everyone who sponsored or participated in the renewal of this annual event.

As always, thank you for your investment and ongoing support.

J. Bradley Scovill
President and CEO

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CONDENSED, CONSOLIDATED EARNINGS INFORMATION

(In Thousands, Except Per Share Data)     (Unaudited)

	2ND	2ND
	QUARTER	QUARTER
	2016	2015
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$10,924	$11,186	$(262)	-2.34%
Interest Expense	925	1,176	(251)	-21.34%
Net Interest Income	9,999	10,010	(11)	-0.11%
Provision for Loan Losses	318	221	97	43.89%
Net Interest Income After Provision for Loan Losses	9,681	9,789	(108)	-1.10%
Other Income	3,906	3,962	(56)	-1.41%
Net Gains on Available-for-sale Securities	122	932	(810)	-86.91%
Loss on Prepayment of Borrowings	0	910	(910)	-100.00%
Other Noninterest Expenses	8,535	7,964	571	7.17%
Income Before Income Tax Provision	5,174	5,809	(635)	-10.93%
Income Tax Provision	1,303	1,452	(149)	-10.26%
Net Income	$3,871	$4,357	$(486)	-11.15%

PER COMMON SHARE DATA:
Net Income - Basic	$0.32	$0.36	$(0.04)	-11.11%
Net Income - Diluted	$0.32	$0.36	$(0.04)	-11.11%
Dividend Per Share	$0.26	$0.26	$0.00	0.00%
Number Shares Used in Computation - Basic	12,062,376	12,199,996
Number Shares Used in Computation - Diluted	12,083,916	12,222,526

CONDENSED, CONSOLIDATED EARNINGS INFORMATION

(In Thousands, Except Per Share Data)     (Unaudited)

	6 MONTHS ENDED
	JUNE 30,
	2016	2015
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$21,861	$22,349	$(488)	-2.18%
Interest Expense	1,829	2,389	(560)	-23.44%
Net Interest Income	20,032	19,960	72	0.36%
Provision for Loan Losses	686	224	462	206.25%
Net Interest Income After Provision for Loan Losses	19,346	19,736	(390)	-1.98%
Other Income	7,596	7,518	78	1.04%
Net Gains on Available-for-sale Securities	505	1,006	(501)	-49.80%
Loss on Prepayment of Borrowings	0	910	(910)	-100.00%
Other Noninterest Expenses	17,607	16,497	1,110	6.73%
Income Before Income Tax Provision	9,840	10,853	(1,013)	-9.33%
Income Tax Provision	2,396	2,681	(285)	-10.63%
Net Income	$7,444	$8,172	$(728)	-8.91%

PER COMMON SHARE DATA:
Net Income - Basic	$0.61	$0.67	$(0.06)	-8.96%
Net Income - Diluted	$0.61	$0.67	$(0.06)	-8.96%
Dividend Per Share	$0.52	$0.52	$0.00	0.00%
Number Shares Used in Computation - Basic	12,108,743	12,233,964
Number Shares Used in Computation - Diluted	12,129,901	12,255,672

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CONDENSED, CONSOLIDATED BALANCE SHEET DATA

(In Thousands, Except Per Share Data)     (Unaudited)

	JUNE 30,	JUNE 30,	JUNE 30, 2016 vs 2015
	2016	2015	$ Incr. (Decr.)	% Incr. (Decr.)
ASSETS
Cash & Due from Banks	$27,436	$35,405	$(7,969)	-22.51%
Available-for-sale Securities	417,205	497,111	(79,906)	-16.07%
Loans Held for Sale	381	192	189	98.44%
Loans, Net	719,913	656,518	63,395	9.66%
Intangible Assets	11,966	11,983	(17)	-0.14%
Other Assets	54,117	54,513	(396)	-0.73%
TOTAL ASSETS	$1,231,018	$1,255,722	$(24,704)	-1.97%

LIABILITIES
Deposits	$967,951	$978,449	$(10,498)	-1.07%
Repo Sweep Accounts	5,661	4,806	855	17.79%
Total Deposits and Repo Sweeps	973,612	983,255	(9,643)	-0.98%
Borrowed Funds	58,656	77,916	(19,260)	-24.72%
Other Liabilities	8,220	7,578	642	8.47%
TOTAL LIABILITIES	1,040,488	1,068,749	(28,261)	-2.64%

SHAREHOLDERS' EQUITY
Common Shareholders' Equity, Excluding Accumulated
Other Comprehensive Income	183,636	182,887	749	0.41%
Accumulated Other Comprehensive Income:
Net Unrealized Gains/Losses on
Available-for-sale Securities	6,849	4,077	2,772	67.99%
Defined Benefit Plans	45	9	36	400.00%
TOTAL SHAREHOLDERS' EQUITY	190,530	186,973	3,557	1.90%
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$1,231,018	$1,255,722	$(24,704)	-1.97%

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